Rule 424(b)(3)
Registration No. 333-108133

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED NOVEMBER 12, 2003

GUILFORD PHARMACEUTICALS INC.

$69,354,000

5% Convertible Subordinated Notes
Due July 1, 2008

and

11,114,423 Shares of Common Stock
Issuable Upon Conversion of the Notes

     This prospectus supplement identifies below holders of notes, or transferees, donees, pledgees and successors thereof, who may, from time to time, offer and sell pursuant to this prospectus supplement any or all of the notes listed below and common stock into which those notes are convertible.

     You should read this prospectus supplement together with the prospectus dated November 12, 2003, which is to be delivered with this prospectus supplement.

     The table below sets forth additional and updated information concerning beneficial ownership of the notes, and supplements and, to the extent inconsistent with, amends the table appearing under the caption “Selling Holders” beginning on page 22 of the prospectus. To the extent that a selling holder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling holder supersedes the information set forth in the prospectus. We have prepared this table based on information given to us by the selling holders.

Name of Beneficial Owner	Principal Amount of Notes Beneficially Owned and Offered	Shares of Common Stock Owned Prior to the Offering(1)(2)	Shares of Common Stock Offered(2)	Shares of Common Stock Owned After Completion of the Offering

Alexandra Global Master Fund LTD	$5,500,000	881,410	881,410	0
KD Convertible Arbitrage Fund L.P.	$3,000,000	480,769	480,769	0
Polaris Vega Fund L.P.	$2,150,000	344,551	344,551	0
Sunrise Partners Limited Partnership	$5,350,000	857,371	857,371	0

     (1) Includes common stock into which the notes are convertible.

     (2) Assumes a conversion rate of 160.2564 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors – Risks Related to this Offering” beginning on page 18 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 3, 2003